UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2021.

RAYONT INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56020	27-5159463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 3, 26 Marine Parade, Southport

Queensland, 4215 Australia

+61 432 051 512

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par $0.001 per share	RAYT	OTC Markets Group

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 25, 2021, Marshini Thulkanam resigned as Chief Executive Officer, President and Secretary of Rayont, Inc. (the “Company”). Also, on March 25, 2021 in the best interests of the Company, the Board appointed Aleem Sheikh to be President, d Chief Executive Officer and a Director the Company and Dhurata Toli to be Secretary of the Company. Ms. Thulkanam shall remain Chief Financial Officer and a Director of the3 Company. The Board thanks Ms. Thulkanam for all of her past hard work on behalf of the Company as its CEO, President and CFO.

Aleem Sheikh-President and CEO and Director

Aleem was previously a Managing Director and Group Chief of Staff at ACWA Power before his appointment in 2016 as a Director to the largest public university in the USA, Arizona State University. He joined ACWA Power in 2014 from Swiss Company, Oerlikon, where he was President and Chairman/CEO of the Solar Company based in China. Prior to this, in 2011 he was Vice President of Strategic Partnerships for BP p.l.c and resided in China for over 10 years. Aleem also led the Board oversight for manufacturing, operations, and development of Solar Panel production facilities at Tata/BP Solar in India. He is a forward thinking and proactive professional executive with a broad range of experience in contributing to the performance of a global company.

Aleem began his career at BP in 1997 where he worked in Commercial, Retail, Operations and Marketing in the UK. Following a series of mergers and acquisitions, he became Global Early Integration Director and held offices across the world. He then joined BP HR as Head of Resourcing for the UK/European Regions to bring a business focus to a functional organization. He later moved to China to become Commercial Director and Chief of Staff for BP in Australasia, Asia-Pacific, and the Indian-Subcontinent. In China alone, he helped grow BP to a $5 billion revenue business with over 1,300 employees.

He joined BP Alternative Energy in 2008. With over 3,000 employees, the business operated Solar manufacturing plants in the U.S., Europe & AsPac, and developed, constructed, and operated solar and wind farms in the U.S., Europe, India & China. During his tenure, the wind business completed U.S. utility-scale project financing, construction, and operations. The solar business unit completed utility-scale and distributed generation solar project financing, construction, and operations. As well as leading the strategic development of this business, he also acted as Deputy CEO and set up the operations from San Francisco. He was a member of the BP Global Leadership Team & served as Non-Exec Director for companies in the USA, China & India including Tata BP Solar where he also acted as Chairman of the Audit Committee. He later joined Oerlikon Solar before divesting it for approx. CHF0.25 billion. He continues to hold Non-Exec Director/Chairman positions across the world.

Dhurata Toli-Secretary

Ms. Toli has extensive experience in both government and private sector for over 20 years in financial analyses, accounting, financial controls, reporting and taxation, financial, market risk profiling, trainings.

Ms. Toli started her career with NOA in management and risk analysis before managing a branch of BKT Bank. Thereafter, she worked with the Municipality of Tirana as Director of Operations and then with Abkons company on the Trans Adriatic Pipeline as a Financial Consultant. In 2017, Ms. Toli became the Financial Controller and Secretary of a USA public corporation with subsidiaries in Australia and Malaysia, overseeing all aspects of the Company’s accounting functions including planning, executing, controlling, reporting all financial matters and as an active member of the M&A team. In addition, she was the Board Secretary for Corporation.

Ms. Toli earned her Master of Science degree in banking from the University of New York Tirana in collaboration with the Institute Universitaire Kurt Bosch in Switzerland and Master’s Degree in Finance and Accounting from Tirana University.She also holds an Approved Accounting Certificate, Real Estate Appraiser and “Six Sigma Quality Improvement Project” for “Loan Assessment and Approval Process Mapping “delivered by IMPACT W.L.L.

Item 7.01 Regulation FD Disclosure

On March 25, 2021, Rayont issued a press release announcing the appointment of Aleem Sheikh as it new President/CEO and Director. A copy of the press release is being furnished as Exhibit 99.1 hereto and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing of Basic’s under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

RAYONT INC.

Dated: March 26, 2021	By:	/s/ Aleem Sheikh
Aleem Sheikh CEO and President

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